UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2017

OCULAR THERAPEUTIX, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36554	20-5560161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Crosby Drive

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 357-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Eric Ankerud

On July 31, 2017 (the “Transition Date”), Ocular Therapeutix, Inc. (the “Company” or “Ocular Therapeutix”) entered into a transition, separation and release of claims agreement (the “Transition Agreement”), pursuant to which Eric Ankerud resigned from his role as Executive Vice President, Regulatory, Quality and Compliance of the Company, effective immediately.  Mr. Ankerud will continue to serve as an at-will employee of the Company in the capacity of Senior Advisor from the Transition Date until October 31, 2017 or such earlier date as may be mutually agreed upon by the Company and Mr. Ankerud (such date, the “Separation Date,” and such period, the “Transition Period”).  During the Transition Period, Mr. Ankerud will receive a base salary of approximately $30,443 per month, an amount equal to his base salary immediately prior to the Transition Date, and will remain eligible to participate in the Company’s benefits plans (pursuant to the terms and conditions of such plans).  Mr. Ankerud will resign from his employment with the Company as of the Separation Date.

On the Transition Date, the Company and Anchor Biotech Consulting, LLC, a biotechnology consulting firm owned by Mr. Ankerud (“Anchor”), also entered into a consulting agreement (the “Consulting Agreement”), effective as of the Separation Date, pursuant to which Mr. Ankerud has agreed to provide consulting and advisory services to the Company for the period beginning on the Separation Date and ending on the one-year anniversary of the Transition Date (the “Separation Period”).

Under the Transition Agreement, Mr. Ankerud will be entitled to separation benefits during the Separation Period in the form of continuation of his base salary in the same amount in effect as of the Transition Date and the payment of monthly premiums for healthcare and/or dental coverage (collectively, the “Separation Benefits”).  The Transition Agreement also provides for, among other things, a release of claims by Mr. Ankerud and ongoing non-solicitation, non-competition, non-disclosure and non-disparagement obligations applicable to Mr. Ankerud and non-disparagement obligations applicable to the Company.

During the Separation Period, neither Anchor nor Mr. Ankerud will receive any compensation other than the Separation Benefits and the reimbursement of expenses for services provided under the Consulting Agreement.  After the Separation Period has ended, the Company will pay Anchor consulting fees on an hourly fee-for-service basis for any additional consulting services provided.  The Consulting Agreement may be terminated (i) by the Company if Anchor materially breaches the Consulting Agreement, subject to notice and cure provisions; (ii) by the Company if Mr. Ankerud materially breaches the Transition Agreement, subject to notice and cure provisions; (iii) by Anchor if the Company materially breaches the Consulting Agreement or the Transition Agreement, subject to notice and cure provisions; or (iv) at any time upon the mutual written consent of the parties.

During the Transition Period and the Separation Period, provided that Mr. Ankerud continues to provide services to the Company, the outstanding stock options previously granted to Mr. Ankerud by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and stock option agreements.

In connection with Mr. Ankerud’s transition, Daniel M. Bollag joined the Company as Senior Vice President, Regulatory Affairs, Pharmacovigilance and Quality on the Transition Date.

Item 9.01. Financial Statements and Exhibits.

(d)           The exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCULAR THERAPEUTIX, INC.

Date: August 3, 2017	By:	/s/ Antony C. Mattessich
Antony C. Mattessich
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition, Separation and Release of Claims Agreement by and between Ocular Therapeutix, Inc. and Eric Ankerud, dated as of July 31, 2017

10.2	Consulting Agreement by and between Ocular Therapeutix, Inc. and Anchor Biotech Consulting, LLC, dated as of July 31, 2017